ARTICLES OF AMENDMENT TO
                          ARTICLES OF INCORPORATION OF
                            ROANOKE TECHNOLOGY CORP.

     Pursuant to the provisions of Section 607.1006, Florida Statutes, the undersigned corporation, Roanoke Technology Corp. (the "Corporation") adopts the following Articles of Amendment to its Articles of Incorporation.

Article I. Amendment
--------------------

The Articles of Incorporation of the Corporation are amended as follows:

Amendment I - Capital Stock
---------------------------

     The maximum number of shares of stock that this corporation shall be authorized to have outstanding at any time shall be 160,000,000 shares to include 150,000,000 shares of common stock having $.0001 par value per share and 10,000,000 shares of preferred stock having $.0001 par value per share upon which both have no preemptive rights. The common stock and preferred stock shall be paid for at such time as the Board of Directors may designate, in cash, real property, personal property, services, patents, leases, or any other valuable thing or right for the uses and purposes of the corporation, and shares of capital, which issued in exchange thereof shall thereupon and thereby become and be paid in full, the same as though paid in cash at par, and shall be non assessable forever, the judgment of the Board of Directors as to the value of the property, right or thing acquired in exchange for capital stock shall be conclusive.

Article II. Date Amendment Adopted
----------------------------------

The amendment set forth in these Articles of Amendment was adopted on May 31, 2002.

Article III. Shareholder Approval of Amendment
----------------------------------------------

     The amendment set forth in these Articles of Amendment was proposed by the Corporation's Board of Directors and approved by the shareholders by a vote sufficient for approval of the amendment.

The undersigned executed this document on the date shown below.

Name: s/s David L. Smith, Jr.
Title: President/Director
Date:___________________________